Exhibit 15.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma combined financial information is being provided to aid in the analysis of the financial aspects of the Proposed Transactions. The following has been prepared in accordance with Article 11 of Regulation S-X.

The unaudited pro forma condensed combined balance sheet as of June 30, 2023, combines JGGC’s unaudited consolidated balance sheet as of June 30, 2023 with GLAAM’s unaudited consolidated statement of financial position as of June 30, 2023, giving effect to the Transactions, summarized below, as if they had been consummated as of June 30, 2023.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2023, combines JGGC’s unaudited consolidated statement of operations for the six months ended June 30, 2023 with GLAAM’s unaudited consolidated statement of comprehensive income for the six months ended June 30, 2023, giving effect to the Transactions, summarized below, as if they had been consummated as of January 1, 2023, the beginning of the earliest period presented.

The unaudited pro forma condensed combined balance sheet as of June 30, 2023, was derived from, and should be read in conjunction with, the following historical financial statements and the accompanying notes:

•	JGGC’s unaudited consolidated balance sheet as of June 30, 2023; and

•	GLAAM’s unaudited consolidated statement of financial position as of June 30, 2023.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2023, was derived from, and should be read in conjunction with, the following historical financial statements and the accompanying notes:

•	JGGC’s unaudited consolidated statement of operations for the six months ended June 30, 2023; and

•	GLAAM’s unaudited consolidated statement of comprehensive income for the six months ended June 30, 2023.

GLAAM’s unaudited historical consolidated financial statements have been prepared in accordance with IFRS and presented in U.S. Dollars. JGGC’s unaudited consolidated financial statements have been prepared in accordance with U.S. GAAP and presented in U.S. Dollars. JGGC’s unaudited consolidated financial information has been adjusted to give effect to the difference between U.S. GAAP and IFRS and for the purposes of the unaudited pro forma condensed combined financial information. Refer to Note 1 for further information.

The unaudited pro forma condensed combined financial information has been presented for informational purposes only and is not necessarily indicative of what the combined company’s financial condition or results of operations would have been had the Transactions been completed as of the dates indicated. The unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The unaudited pro forma adjustments and unaudited transaction accounting adjustments are based on the information currently available. The assumptions and estimates underlying the unaudited proforma adjustments and unaudited transaction accounting adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the unaudited pro forma condensed combined financial information. As the unaudited pro forma condensed combined financial information has been prepared based on preliminary estimates, the final amounts recorded may differ materially from the information presented. As a result, this unaudited pro forma condensed combined financial information should be read in conjunction with the historical financial information.

Basis of Pro Forma Presentation

The adjustments presented in the unaudited pro forma condensed combined financial statements have been identified and presented to provide an understanding of the combined company upon consummation of the Transactions for illustrative purposes.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the Transactions (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). New PubCo, JGGC and GLAAM have elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. The unaudited pro forma condensed combined financial information should not be relied upon as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. JGGC and GLAAM have not had any historical relationship prior to the Transactions. Accordingly, no Transaction Accounting Adjustments were required to eliminate activities between the companies.

The historical financial information of JGGC has been adjusted to give effect to the differences between U.S. GAAP and IFRS for the purposes of the unaudited pro forma condensed combined financial information. No adjustments were required to convert JGGC’s financial statements from U.S. GAAP to IFRS except to reclassify Class A shares at redemption from mezzanine equity to financial liability, and to reclassify formation and operating costs to administrative expenses to align with IFRS presentation. This did not impact total current liabilities total liabilities or loss from operations.

The unaudited pro forma condensed combined financial information has been prepared assuming the final redemption after giving effect to the Proposed Transactions, as follows:

•

the final redemption gives effect to the redemption of 20,874,996 JGGC Class A Ordinary Shares in connection with the Extension Amendment and presentation assumes that no additional JGGC Class A ordinary shares are redeemed subsequent to September 27, 2023.

On August 11, 2023, the shareholders of JGGC approved the Extension Amendment at the Extraordinary General Meeting. Accordingly, on August 15, 2023, the Contributor contributed the Extension Payment in the form of an unsecured convertible promissory note issued by JGGC in the principal amount of up to $450,000 (the “Note”) to the Sponsor, with an initial drawdown in the amount of $112,500 per month. The Note does not bear interest and matures upon closing of JGGC’s initial Business Combination.

Additionally, at the Extraordinary General Meeting, the holders of 12,925,707 Jaguar Global Class A Ordinary Shares originally issued in Jaguar Global’s IPO properly exercised their right to redeem their shares for cash at a redemption price of $ 10.63854453 per share, for an aggregate redemption amount of $137,510,709.47.

Furthermore, during the Extraordinary General Meeting on September 27, 2023, JGGC’s public shareholders holding 7,949,289 Class A Ordinary Shares validly elected to redeem their public shares for cash at a redemption price of $10.83 per share, leading to an aggregate redemption amount of $86,090,800.

As such, approximately 90.8% of the Jaguar Global Class A Ordinary Shares issued in the IPO were redeemed and approximately 9.2% of such shares remain outstanding. After the satisfaction of such redemptions and the extension payment in connection with the extension amendment, the balance in the trust account was $ 23,011,503.

In addition, the final redemption also assumes that:

•

5,750,000 JGGC Class B Ordinary Shares (or 75% of such shares), which excludes the 1,916,667 JGGC Class B Ordinary Shares (or 25% of such shares) subject to vesting or forfeiture, have been converted into an equal number of JGGC Class A Ordinary Shares immediately prior to the consummation of the Business Combination; and

•	no New PubCo Converted Warrants or New PubCo Founder Warrants are exercised;

•	no GLAAM Options or options of New PubCo are exercised for equity securities of GLAAM or New PubCo;

•	no New PubCo Earnout RSRs vest and no Earnout Shares are issued;

•	no equity or debt financings (including any PIPE Investments) are entered into prior to consummation of the Business Combination in connection with any Financing Arrangements or otherwise;

•	99.5%(20,962,443/21,065,932) of GLAAM’s Shareholders will partake in the Business Combination and exchange their direct or indirect equity interests in GLAAM for New PubCo Ordinary Shares;

•	the CB does not convert into New PubCo Ordinary Shares; and

•	Transaction Expenses will not exceed $30 million.

Based on the assumptions described above, each GLAAM Common Share will be converted into approximately 0.8008206121 of a New PubCo Ordinary Share equal to the GLAAM Exchange Ratio.

The following table represents the pro forma number of JGGC’s ordinary shares outstanding under the final redemption presented above, excluding the dilutive effect of New PubCo Converted Options, New PubCo Converted Warrants, New PubCo Founder Warrants, New PubCo Earnout RSRs and the 1,916,667 New PubCo Ordinary Shares received by the Sponsor at Closing which will be subject to vesting (or forfeiture if such shares have not vested prior to the expiration of the Specified Period). There were no share redemptions subsequent to September 27, 2023.

	Final Redemption(1)
	Number of Shares	% of Shares
JGGC Public Shareholders	2,125,004	7.9
JGGC Rights Holders	1,916,667	7.1
JGGC Initial Shareholders	5,750,000	21.4
GLAAM Founders	322,619	1.2
Other GLAAM Shareholders(2)	16,787,156	62.4

Total	26,901,446	100.0

(1)

Assumes that no currently outstanding Public Shares are redeemed in connection with the Business Combination other than JGGC’s redemption and GLAAM’s Redemption (approved by JGGC on August 11, 2023 and September 27, 2023 and by GLAAM on August 10, 2023).

(2)	Pro forma number of JGGC’s ordinary shares held by other GLAAM shareholders was calculated by multiplying the number of Other GLAAM Shareholders by the GLAAM Exchange Ratio.

Number of Shares
Total number of GLAAM shares(1)	21,628,758
Option	(517,605)
GLAAM Founders	(402,861)
Debt to equity conversion(2)	357,640
GLAAM’s redemption	(103,489)

Other GLAAM Shareholders after redemption (before redemption: 21,065,932 shares)	20,962,443

GLAAM Exchange Ratio	0.8008206121

Pro forma number of JGGC’s ordinary shares held by other GLAAM shareholders	16,787,156

(1)	The total number of GLAAM shares includes the number of options(517,605).
(2)	With regards to Debt to equity conversion, please refer to Note 4.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2023

FINAL REDEMPTION

(IN U.S. DOLLARS)

Accounts	GLAAM				JGGC				Transaction accounting adjustments	Note 2	Pro forma combined
	Historical	Pro forma adjustments	Note 2	As Adjusted	Historical (Note 1)	Pro forma adjustments	Note 2	As Adjusted
Assets
I. Current Assets	18,836,252	—	—	18,836,252	662,334	23,011,503	—	23,673,837	(23,312,934)	—	19,197,155
Cash and cash equivalents	73,625	—	—	73,625	227,806	23,011,503	2(a)	23,239,309	(23,312,934)	2(c)ii,iii,vii	—
Trade receivables, net	8,834,914	—	—	8,834,914	—	—	—	—	—	—	8,834,914
Other current financial assets	854,305	—	—	854,305	35,361	—	—	35,361	—	—	889,666
Prepayments and other short-term assets	2,679,040	—	—	2,679,040	399,167	—	—	399,167	—	—	3,078,207
Inventories, net	6,394,329	—	—	6,394,329	—	—	—	—	—	—	6,394,329
Current income tax	39	—	—	39	—	—	—	—	—	—	39
II. Non-current Assets	26,749,829	—	—	26,749,829	243,333,857	(243,333,857)	—	—	—	—	26,749,829
Long-term trade receivables	1,763,457	—	—	1,763,457	—	—	—	—	—	—	1,763,457
Non-current financial assets	103,435	—	—	103,435	—	—	—	—	—	—	103,435
Investments accounted for using the equity method	2,527,774	—	—	2,527,774	—	—	—	—	—	—	2,527,774
Property, plant and equipment, net	10,499,881	—	—	10,499,881	—	—	—	—	—	—	10,499,881
Intangible assets, net	5,063,137	—	—	5,063,137	—	—	—	—	—	—	5,063,137
Deposits	3,975,373	—	—	3,975,373	—	—	—	—	—	—	3,975,373
Deferred income tax assets	2,816,772	—	—	2,816,772	—	—	—	—	—	—	2,816,772
Other non-current assets	—	—	—	—	—	—	—	—	—	—	—
Marketable securities held in Trust Account	—	—	—	—	243,333,857	(243,333,857)	2(b)i	—	—	—	—

Total Assets	45,586,081	—	—	45,586,081	243,996,191	(220,322,354)	—	23,673,837	(23,312,934)	—	45,946,984

Liabilities
I. Current Liabilities	32,457,472	11,791,066	—	44,248,538	4,109,215	10,208,947	—	14,318,162	(23,312,934)	—	35,253,767
Trade payables	6,937,392	—	—	6,937,392	2,427,598	—	—	2,427,598	—	—	9,364,990
Other payables	7,816,560	11,791,066	2(c)ii,iv,vi	19,607,626	1,681,617	10,208,947	2(c)iii	11,890,564	(23,312,934)	2(c)ii,iii,vii	8,185,257
Current portion of lease liabilities	99,248	—	—	99,248	—	—	—	—	—	—	99,248
Other current liabilities	916,966	—	—	916,966	—	—	—	—	—	—	916,966
Short-term borrowings	13,537,122	—	—	13,537,122	—	—	—	—	—	—	13,537,122
Convertible bond	1,868,507	—	—	1,868,507	—	—	—	—	—	—	1,868,507
Product warranty provision	34,942	—	—	34,942	—	—	—	—	—	—	34,942
Current portion of long-term liabilities	1,234,765	—	—	1,234,765	—	—	—	—	—	—	1,234,765
Current tax liabilities	11,970	—	—	11,970	—	—	—	—	—	—	11,970

Accounts	GLAAM				JGGC				Transaction accounting adjustments	Note 2	Pro forma combined
	Historical	Pro forma adjustments	Note 2	As Adjusted	Historical (Note 1)	Pro forma adjustments	Note 2	As Adjusted
II. Non-current Liabilities	6,100,836	—	—	6,100,836	252,361,607	(228,811,121)	—	23,550,486	(22,472,736)	—	7,178,586
Other non-current payables	4,165	—	—	4,165	8,050,000	(8,050,000)	2(c)i	—	—	—	4,165
Pension and other employee obligations	1,344,898	—	—	1,344,898	—	—	—	—	—	—	1,344,898
Long-term borrowings	4,728,047	—	—	4,728,047	—	—	—	—	—	—	4,728,047
Non current lease liabilities	23,726	—	—	23,726	—	—	—	—	—	—	23,726
Other non-current liabilities	—	—	—	—	—	—	—	—	—	—	—
Derivative warrant liabilities	—	—	—	—	1,077,750	—	—	1,077,750	—	—	1,077,750
Class A ordinary shares	—	—	—	—	243,233,857	(220,761,121)	2(d)	22,472,736	(22,472,736)	2(e)	—

Total Liabilities	38,558,308	11,791,066	—	50,349,374	256,470,822	(218,602,174)	—	37,868,648	(45,785,669)	—	42,432,353

Equity
I. Share capital	8,736,267	141,702		8,877,969	767	—	—	767	213	—	8,878,949
Share capital	8,736,267	141,702	2(c)iv	8,877,969	767	—	—	767	213	2(e)	8,878,949
II. Additional paid-in and other capital	57,070,548	2,465,623	—	59,536,171	—	—	—	—	22,472,523	—	82,008,694
Additional paid-in and other capital	57,070,548	2,465,623	2(c)iv	59,536,171	—	—	—	—	22,472,523	2(e)	82,008,694
III. Other components of equity	1,750,242	(558,210)	—	1,192,032	—	—	—	—	—	—	1,192,032
Treasury stock	—	(558,210)	2(c)vi	(558,210)	—	—	—	—	—	—	(558,210)
Changes in equity from equity method	2,754,052	—	—	2,754,052	—	—	—	—	—	—	2,754,052
(negative) Changes in equity from equity method	(3,251,395)	—	—	(3,251,395)	—	—	—	—	—	—	(3,251,395)
Stock options	2,709,081	—	—	2,709,081	—	—	—	—	—	—	2,709,081
Gains (loss) on sale of treasury stock	(410,453)	—	—	(410,453)	—	—	—	—	—	—	(410,453)
Other capital surplus	(51,043)	—	—	(51,043)	—	—	—	—	—	—	(51,043)
IV. Accumulated other comprehensive income	1,471,596	—	—	1,471,596	—	—	—	—	—	—	1,471,596
Foreign currency translation differences for foreign operations	1,471,596	—	—	1,471,596	—	—	—	—	—	—	1,471,596
V. Retained earnings (deficit)	(61,429,967)	(13,840,181)	—	(75,270,148)	(12,475,398)	(1,720,180)	—	(14,195,578)	—	—	(89,465,726)
Unappropriated retained earnings (deficit)	(61,429,967)	(13,840,181)	2(c)ii	(75,270,148)	(12,475,398)	(1,720,180)	2(c)i,iii,v	(14,195,578)	—	—	(89,465,726)
VI. Non-controlling interest	(570,913)	—	—	(570,913)	—	—	—	—	—	—	(570,913)
Non-controlling interest	(570,913)	—	—	(570,913)	—	—	—	—	—	—	(570,913)

Total equity	7,027,773	(11,791,066)	—	(4,763,293)	(12,474,631)	(1,720,180)	—	(14,194,811)	22,472,736	—	3,514,632

Total liabilities and equity	45,586,081	—	—	45,586,081	243,996,191	(220,322,354)	—	23,673,837	(23,312,934)	—	45,946,984

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2023

FINAL REDEMPTION

(IN U.S. DOLLARS)

Accounts	GLAAM				JGGC				Transaction accounting adjustments	Note 2	Pro forma combined
	Historical	Pro forma adjustments	Note 2	As Adjusted	Historical (Note1)	Pro forma adjustments	Note 2	As Adjusted
Revenue	12,562,180	—		12,562,180	—	—		—	—		12,562,180
Cost of sales	6,327,732	—		6,327,732	—	—		—	—		6,327,732
Gross profit/(loss)	6,234,448	—		6,234,448	—	—		—	—		6,234,448
Selling and administrative expenses	4,981,094	—		4,981,094	3,438,592	—		3,438,592	—		8,419,686
Operating profit/(loss)	1,253,354	—		1,253,354	(3,438,592)	—		(3,438,592)	—		(2,185,238)
Finance income	193,076	—		193,076	5,654,704	—		5,654,704	—		5,847,780
Finance costs	885,210	—		885,210	—	—		—	—		885,210
Other income	18,851	—		18,851	—	—		—	—		18,851
Other expenses	107,739	—		107,739	—	—		—	—		107,739
Profit before tax	472,332	—		472,332	2,216,112	—		2,216,112	—		2,688,444
Corporate income tax benefit	20,081	—		20,081	—	—		—	—		20,081
Net profit for the year	452,251	—		452,251	2,216,112	—		2,216,112	—		2,668,363
Other comprehensive income	(462,328)	—		(462,328)	—	—		—	—		(462,328)
Total comprehensive profit(loss)	(10,077)	—		(10,077)	2,216,112	—		2,216,112	—		2,206,035
Basic weighted average shares outstanding	20,910,620			20,910,620	30,666,667			30,666,667			26,901,446
Basic net income per share (*)	0.02			0.02	0.07			0.07			0.10

(*)	With regards to basic weighted average shares outstanding, please refer to Note 3.

Note 1 – IFRS Adjustments and Reclassification

JGGC’s unaudited historical balance sheet as of June 30, 2023, was prepared in accordance with U.S. GAAP, and has been adjusted to give effect to the difference between U.S. GAAP and IFRS.

Accounts	As of June 30, 2023
	JGGC US GAAP	IFRS Conversion and Presentation Alignment	Note	JGGC IFRS
ASSETS
Current assets:
Cash and cash equivalents	227,806	—		227,806
Prepayments and other short-term assets	—	399,167	1(a)	399,167
Prepaid expenses	399,167	(399,167)	1(a)	—
Receivable	35,361	(35,361)	1(a)	—
Other current financial assets	—	35,361	1(a)	35,361
Total current assets	662,334	—		662,334
Non-current assets:
Marketable securities held in Trust Account	243,333,857	—		243,333,857
Other non-current assets	—	—		—
Total Assets	243,996,191	—		243,996,191
LIABILITIES, ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION, AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	2,427,598	—		2,427,598
Due to related party	557,759	(557,759)	1(a)	—
Accrued expenses	1,123,858	(1,123,858)	1(a)	—
Other payables	—	1,681,617	1(a)	1,681,617
Total current liabilities	4,109,215	—		4,109,215
Non-current liabilities:
Deferred underwriting fees payable	8,050,000	—		8,050,000
Derivative warrant liabilities	1,077,750	—		1,077,750
Class A ordinary shares subject to possible redemption, $0.0001 par value; [23,000,000] shares at redemption value	—	243,233,857	1(b)	243,233,857
Total liabilities	13,236,965	243,233,857		256,470,822
COMMITMENTS AND CONTINGENCIES
Class A ordinary shares subject to possible redemption, [23,000,000] shares at redemption value	243,233,857	(243,233,857)	1(b)	—
SHAREHOLDERS’ DEFICIT
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 7,666,667 shares issued and outstanding	767	—		767
Accumulated deficit	(12,475,398)	—		(12,475,398)
Total shareholders’ deficit	(12,474,631)	—		(12,474,631)
Total Liabilities, Ordinary Shares Subject to Possible Redemption, and Shareholders’ Deficit	243,996,191	—		243,996,191

(a)

Reflects the reclassification adjustments to align JGGC’s unaudited historical balance sheet as of June 30, 2023 balances with the presentation of GLAAM’s unaudited historical statement of financial position as of June 30, 2023. These reclassifications have no impact on total liabilities or total assets.

(b)

Reflects the U.S. GAAP to IFRS conversion adjustment related to the reclassification of JGGC’ historical mezzanine equity (Class A ordinary shares subject to possible redemption) into non-current liabilities.

JGGC’s unaudited historical statement of operations for the six months ended June 30, 2023, was prepared in accordance with U.S. GAAP, and has been adjusted to give effect to the differences between U.S. GAAP and IFRS.

Accounts	January 1, 2023 to June 30, 2023
	JGGC US GAAP	IFRS Conversion and Presentation Alignment	Note	JGGC IFRS
Revenue	—	—		—
Cost of sales	—	—		—
Gross Profit/(Loss)	—	—		—
Selling and administrative expenses	3,438,592	—		3,438,592
Operating loss	(3,438,592)	—		(3,438,592)
Finance income	—	5,654,704	1(c)	5,654,704
Gain on marketable securities (net), dividends and interest, held in Trust Account	5,295,454	(5,295,454)	1(c)	—
Change in fair value of derivative warrant liabilities	359,250	(359,250)	1(c)	—
Loss before tax	2,216,112	—		2,216,112
Net loss for the year	2,216,112	—		2,216,112

(c)

Reflects the reclassification adjustment to align JGGC’s unaudited historical statement of operations for the six months ended June 30, 2023 with the presentation of GLAAM’s unaudited historical statement of comprehensive income for the six months ended June 30, 2023. This reclassification has no impact on total loss from operations.

Note 2 – Pro Forma Adjustments and Transaction Accounting Adjustments

(a)	Pro forma adjustments on JGGC’s cash balance as of June 30, 2023 was derived from as follows:

	Note	Pro forma adjustments on JGGC’s cash balance
Balance of marketable securities in trust account		243,333,857
Amount redeemed	2(b)(iii)	(220,761,121)
Additional increase in JGGC trust account	2(b)(iv)	438,767

Pro forma adjustments on JGGC’s cash balance as of June 30, 2023		23,011,503

(b)	Represents the impact of the Transactions, accounted for as a reverse recapitalization, on the cash balance of JGGC.

The table below represents the sources and uses of funds as it relates to the Transactions:

	Note	Final Redemption
Cash balance of GLAAM prior to the Proposed Transaction		73,625
Cash balance of JGGC prior to the Proposed Transaction		227,806
Total cash prior to the Proposed Transaction		301,431
Pro forma adjustments:
JGGC cash held in Trust Account	2(b)(i)	243,333,857
Payment of deferred underwriting fee	2(b)(ii)	—
Payment to redeeming JGGC public shareholders	2(b)(iii)	(220,761,121)
Remaining interest earned from the JGGC Trust Account	2(b)(iv)	438,767
Payment to redeeming other GLAAM shareholders	2(b)(v)	—
Total pro forma adjustments	2(b)(vi)	23,011,503

	Note	Final Redemption
Proposed Transaction accounting adjustments:
Payment of historic GLAAM transaction costs accrued	2(b)(vii)	(953,502)
Payment of incremental GLAAM transaction costs	2(b)(viii)	(13,840,181)
Payment of historic JGGC transaction costs accrued	2(b)(ix)	(3,849,068)
Payment of incremental JGGC transaction costs	2(b)(x)	(10,208,947)
Proposed Transaction pro forma accounting adjustments under Other current liabilities for zero balance of Cash and cash equivalents	2(b)(xi)	5,538,764
Total Proposed Transaction pro forma accounting adjustments		(23,312,934)
Pro forma cash balance	2(b)(xii)	—

Pro forma cash balance:

i.	Represents the amount of the restricted investments and cash held in the Trust Account upon consummation of the Transactions (See Note 2(a)).

ii.	Represents the waived deferred underwriting fees which incurred as part of the IPO committed (See Note 2(c)(i)).

iii.	Represents the amount paid to public stockholders who are assumed to exercise redemption rights under the Final Redemption.

iv.	Represents the remaining interest earned from the JGGC Trust Account of $438,767 from June 30, 2023 until closing. (See Note 2(c)(v)).

v.

Represents cash that has not yet been paid due to redemption of GLAAM’s 103,489 shares. It is currently recorded in the Pro forma adjustments as Treasury stock of $(558,210) and Other payables of $558,210. (See Note 2(c)(vi)).

vi.

Includes an aggregate of $19.8 million paid to three investors (each, an “Investor”) at Closing pursuant to their respective non-redemption agreements (the “Non-Redemption Agreements”), dated November 13, 2023, by and between JGGC and each Investor on behalf of certain funds, investors, entities or accounts that are managed, sponsored or advised by each such Investor or its affiliates. Pursuant to each Non-Redemption Agreement, each Investor agreed to rescind or reverse any previously submitted redemption demand of the JGGC Class A Ordinary Shares held or to be acquired by such Investor, provided the Company returned cash to such Investor upon Closing in an amount so as to provide the Investor with an investment price of $1.00 per share.

vii.	Represents payment of transaction costs incurred by GLAAM recognized in the unaudited historical statement of financial position as of June 30, 2023 (See Note 2(c)(ii)).

viii.	Represents payment of the estimated incremental GLAAM transaction costs (See Note 2(c)(ii)).

ix.	Represents payment of transaction costs incurred by JGGC recognized in the unaudited historical statement of financial position as of June 30, 2023 (See Note 2(c)(iii)).

x.	Represents payment of estimated direct and incremental JGGC transaction costs (See Note 2(c)(iii)).

xi.

Represents proposed transaction Pro Forma accounting adjustments under Other current liabilities to result in zero balance of Cash and cash equivalent. The following amount will be paid as Proposed Transaction Cost in the future. (see Note 2(c)vii)

xii.

Represents proposed transaction Pro Forma accounting adjustments under Other current liabilities to result in zero balance of Cash and cash equivalent. The following amount will be paid as Proposed Transaction Cost in the future. (see Note 2(c)vii).

(c)	Represents transaction costs incurred as part of the Transactions:

i.

$8,050,000 of deferred underwriters’ fees incurred in connection with JGGC’ IPO. However, on February 24, 2023, and March 21, 2023, JGGC received a formal letter from each of Barclays Capital Inc. and Citigroup Global Markets Inc., respectively, formally waiving any entitlement to its respective portion of the deferred underwriting discount which amounts to a combined value of $8,050,000.

Although JGGC did not receive formal notice about ceasing involvement, both firms indicated they no longer would like to be involved with the Transaction. The following waived cost is reflected in the JGGC pro forma balance as an increase of $8,050,000 to equity with a corresponding zero balance in deferred underwriting fee payable (See Note 2(b)(ii)).

ii.

The total estimated incremental transaction costs related to the Transactions incurred by GLAAM is $14,793,683, of which $953,502 has been recognized in GLAAM’s unaudited historical financial statements, and $13,840,181 is recognized as an adjustment to the GLAAM pro forma balance sheet as an increase in current liabilities and a corresponding increase in GLAAM accumulated deficit. The total estimated incremental transaction costs are reflected as an adjustment to the unaudited pro forma condensed combined balance sheet as a reduction of cash and cash equivalents with a corresponding decrease in current liabilities (See Note 2(b)(vi) and Note 2(b)(vii)). These transaction costs are not expected to have a recurring impact.

iii.

The total estimated direct and incremental transaction costs related to the Transactions incurred by JGGC is $14,058,015, of which $3,849,068 has been recognized in JGGC’s unaudited historical financial statements. The remainder of $10,208,947 is recognized as an adjustment to the JGGC pro forma balance sheet as an increase in current liabilities and a corresponding increase in JGGC’ accumulated deficit. This includes $5,000,000 directly attributable to the equity issuance related to the Transactions incurred by JGGC. The total estimated incremental transaction costs are reflected as an adjustment to the unaudited pro forma condensed combined balance sheet as a reduction of cash and cash equivalents with a corresponding decrease in current liabilities (See Note 2(b)(viii) and Note 2(b)(ix)). These transaction costs are not expected to have a recurring impact.

iv.

Due to the Debt to Equity Conversion (as defined in Note 4), dated August 1, 2023 that took effect on August 16, 2023, $2,607,325 of other payables was converted to $141,702 of share capital and $2,465,623 of additional paid-in and other capital (See Note 4).

v.	Represents the remaining interest earned from the JGGC Trust Account of $438,767 from June 30, 2023 until closing.

vi.

Represents cash that has not yet been paid due to redemption of GLAAM’s 103,489 shares. It is currently recorded in the Pro forma adjustments as Treasury stock of $(558,210) and Other payables of $558,210.

vii.

Represents proposed transaction Pro Forma accounting adjustments under Other current liabilities to result in zero balance of Cash and cash equivalent. The following amount will be paid as Proposed Transaction Cost in the future.

(d)

Gives effect to the redemption of 20,874,996 JGGC Class A Ordinary Shares in connection with the Extension Amendment. This was calculated as follows. $243,233,857(Class A ordinary shares balance as of June 30, 2023) x 20,874,996(Redeemed shares)/23,000,000(Total Class A ordinary shares) = $220,761,121

,,

Pro forma adjustments on Class A ordinary shares
Class A ordinary shares balance as of June 30, 2023(A)	243,233,857
Shares redeemed(B)	20,874,996
Total Class A ordinary shares(C)	23,000,000

Pro forma adjustments on JGGC’s Class A ordinary shares as of June 30, 2023 (D=AxB/C)	220,761,121

(e)

Represents reclassification of JGGC’s Class A ordinary shares subject to possible redemption under the Final Redemption from non-current liabilities into $213 JGGC Class A share capital and $22,472,523 additional paid in capital in connection with the Transactions.

Note 3 – EPS

The computation of basic and diluted loss per share includes both Class A and B outstanding shares pursuant to the Sponsor Support Agreement, dated as of March 2, 2023, agreed to, among other things, voted to waive their anti-dilution rights with respect to their JGGC Class B ordinary shares in connection with consummation of the Business Combination. For the purposes of applying the if converted method of calculating diluted loss per share, it was assumed that all warrants and stock options exercisable for JGGC’s Class A ordinary shares post-Merger are anti-dilutive.

As described above, each GLAAM Common Share will be converted into 0.8008206121 of a New PubCo Ordinary Share equal to the GLAAM Exchange Ratio.

On March 23, 2023, GLAAM issued a convertible bond (“March CB”) to Charm Savings Bank in an aggregate principal amount of KRW 2,500,000,000, with interest accruing at an annual of 10% and maturing on March 24, 2024. The major terms of the March CB are as follows:

I.	Issuance date: March 23, 2023

II.	Maturity date: March 23, 2024

III.	Conversion price @ KRW 9,200

IV.	CB amount issued: KRW 2,500,000,000 (As of June 30, 2023, $1,868,507)

V.	When becomes exercisable: 3 months after the issuance date

On August 21, 2023, Charm Savings Bank (“CB holder”) and Bluming Innovation Co., Ltd (“Purchaser”) executed a Convertible Bond Purchase Agreement for the sale and transfer of a convertible bond with an aggregate principal amount of KRW 2,500,000,000 to the Purchaser.

If the March CB remains outstanding prior to Closing, it will be converted into 271,739 GLAAM Common Shares. Additionally, New PubCo Ordinary Shares will increase by 217,614 shares following the conversion of each GLAAM Common Share under the Company Exchange Ratio of 0.8008206121. However, the current presentation of shares outstanding post-closing excludes any shares that may or may not be issued upon conversion of the March CB from the ownership at Closing, and instead has been treated as an additional source of potential dilution.

Note 4 – Debt to Equity Conversion

GLAAM entered into two equity conversion agreements, dated August 1, 2023 that will take effect on August 16, 2023, pursuant to which GLAAM agreed to convert an aggregate of KRW 3,290,288,000 into GLAAM Common Shares (the “Debt to Equity Conversion”). Following the conversion, the number of GLAAM Common Shares increased by 357,640 shares. As described above, each GLAAM Common Share will be converted into 0.8008206121 of a New PubCo Ordinary Share equal to the GLAAM Exchange Ratio. After applying the GLAAM Exchange Ratio, New PubCo Ordinary Shares will increase by 286,405 shares.

Myung In

GLAAM and Myung In Co. Ltd. entered into an equity conversion agreement dated August 1, 2023 that took effect on August 16, 2023 (the “MyungIn Equity Conversion Agreement”). The major terms of the MyungIn Equity Conversion Agreement are as follows:

I.	Agreement date: August 1, 2023

II.	Effective Date: August 16, 2023

III.	Equity amount: KRW 1,575,224,000

IV.	Issuing price @ KRW 9,200

V.	Number of shares issued: 171,220 shares

Jung Ho Seo

GLAAM and Jung Ho Seo entered into an equity conversion agreement dated August 1, 2023 that took effect on August 16, 2023 (the “Seo Conversion Agreement”). The major terms of the Seo Equity Conversion Agreement are as follows:

I.	Agreement date: August 1, 2023

II.	Effective date: August 16, 2023

III.	Equity amount: KRW 1,715,064,000

IV.	Issuing price @ KRW 9,200

V.	Number of shares issued: 186,420 shares

The presentation of shares outstanding post-closing includes the shares that were issued pursuant to the Debt to Equity Conversion.